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                                                                   EXHIBIT 2.2



                              AGREEMENT OF MERGER



         AGREEMENT OF MERGER, dated this 31st day of October, 1996, pursuant to
Section 252(c) of the General Corporation Law of Delaware, between Systems and Programming Resources, Inc., an Illinois corporation ("Systems, Inc."), Consulting Acquisition, Inc., an Illinois corporation ("Data Flex"), and SPR Inc., a Delaware corporation, which corporations collectively are referred to herein as the "Constituent Corporations."

         WITNESSETH that:

         WHEREAS, the Constituent Corporations desire to merge into a single corporation;

         WHEREAS, Systems, Inc. is duly organized, existing and in good standing under the laws of the State of Illinois and has 800,000 shares of authorized common stock, 388,000 shares of which are issued and outstanding;

         WHEREAS, Data Flex is duly organized, existing and in good standing under the laws of the State of Illinois and has 3,000,000 shares of authorized common stock, 10,000 shares of which are issued and outstanding;

         WHEREAS, SPR Inc. is duly organized, existing and in good standing under the laws of the State of Delaware and has 16,000,000 shares of authorized capital stock, consisting of 13,000,000 shares of common stock and 3,000,000 shares of preferred stock;

         WHEREAS, the Boards of Directors of the Constituent Corporations have determined that it is in the best interests of the Constituent Corporations and their respective shareholders that Systems, Inc. and Data Flex be merged into SPR Inc. and the respective shareholders of the Constituent Corporations have approved the proposed merger.

         NOW THEREFORE, the Constituent Corporations, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby prescribe the terms and conditions of said merger and the mode of carrying the same into effect as follows:

         FIRST: Systems, Inc. and Data Flex shall be and hereby are merged into SPR Inc. and SPR Inc. shall be the surviving corporation. Such transaction shall hereinafter be referred to as the "Merger."


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         SECOND:  The Certificate of Incorporation of SPR Inc. as in effect on the date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation.

         THIRD: The manner of converting the outstanding shares of the capital stock of each of the Constituent Corporations into the shares or other securities of the surviving corporation shall be as follows:

         (a) Each share of Systems, Inc. common stock issued and held in treasury of Systems, Inc. immediately prior to the Effective Date shall be canceled and retired, and no shares or other securities of SPR Inc. shall be issuable with respect thereto.

         (b) Each share of SPR Inc. common stock which shall be issued and outstanding on the effective date of this Agreement shall remain issued and outstanding.

         (c) Subject to the provisions of paragraph (e), each share of Systems, Inc. common stock which shall be outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Date into the right to receive 3.81591 shares of SPR Inc. common stock.

         (d) Subject to the provisions of paragraph (e), each share of Data Flex common stock which shall be outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Date into the right to receive
14.1391 shares of SPR Inc. common stock.

         (e) No certificates for fractional shares shall be issuable. If any fractional shares would otherwise be delivered but for the preceding sentence, such shares in all circumstances will be rounded up or down to the nearest whole number of SPR Inc. common shares.

         (f) Each holder of Systems, Inc. common stock and each holder of Data Flex common stock on the Effective Date shall be entitled, upon the surrender to SPR Inc. of the certificate or certificates for his shares of Systems, Inc. or Data Flex stock for cancellation, to receive a certificate or certificates representing the number of shares of SPR Inc. common stock







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into which the shares of Systems, Inc. or Data Flex common stock shall have been converted in the Merger. Until so presented and surrendered in exchange for a certificate or certificates of SPR Inc. common stock, each certificate which represents issued and outstanding shares of Systems, Inc. or Data Flex common stock shall be deemed for all corporate purposes to evidence the ownership of the number of shares of SPR Inc. common stock into which the shares shall have been converted in the Merger.

         FOURTH:  The terms and conditions of the Merger are as follows:

         (a) The By-laws of SPR Inc. as they shall exist on the effective date of the Merger shall be and remain the bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

         (b) The directors and officers of SPR Inc. shall continue in office until the next annual meetings of stockholders and directors and until their successors shall have been elected and qualified.

         (c) The effective date of the Merger (the "Effective Date") shall be October 31, 1996, or the earliest date thereafter that the proper Certificate of Merger is filed in the office of the Secretary of State.

         (d) Upon the Merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of Systems, Inc. and Data Flex shall be transferred to, vested in, and devolve upon, SPR Inc. without further act or deed and all property, rights, and every other interest of SPR Inc. and Systems, Inc. and Data Flex shall be as effectively the property of SPR Inc. as they were of SPR Inc. and Systems, Inc. and Data Flex respectively. Systems, Inc. and Data Flex hereby agree from time to time, as and when requested by SPR Inc. or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as SPR Inc. may deem necessary or desirable in order to vest in and confirm to SPR Inc. title to and possession of any property of Systems, Inc. and Data Flex acquired or to be acquired by reason of or as a result of the Merger







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herein provided for and otherwise to carry out the interest and purposes hereof and the proper officers and directors of Systems, Inc. and Data Flex and the proper officers and directors of SPR Inc. are fully authorized in the name of Systems, Inc. and Data Flex or otherwise to take any and all such action.

         FIFTH: The Constituent Corporations hereby represent and warrant as follows:

         (a) Authority; Enforceability. The execution, delivery and performance of this Agreement, and the consummation of transactions contemplated herein, have been duly and validly authorized by all necessary corporate action by each of the Constituent Corporations. This Agreement represents the legal, valid and binding obligation of each of the Constituent Corporations and is enforceable against each of them in accordance with its terms except, in all cases, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

         (b) No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein, nor compliance with any of the provisions hereof will (i) violate or conflict or result in a breach of any provision of each respective Constituent Corporation's Articles of Incorporation or By-Laws, (ii) constitute or result in the breach of, or default under, any material note, mortgage, indenture, license, agreement, lease, security or other material instrument or obligation to which each Constituent Corporation is a party or by which any of them or any of their respective properties may be subject or (iii) result in a violation of any statute or governmental regulation, or any judgment or decree of any court or governmental authority, to which any of the Constituent Corporations is subject.

         SIXTH: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one instrument.

         SEVENTH: Anything herein or elsewhere to the contrary notwithstanding, this





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Agreement may be amended or terminated and abandoned by the Board of Directors of any Constituent Corporation at any time prior to the date of filing the Certificate of Merger with the Secretary of State, provided that an amendment made subsequent to the adoption of the Agreement by the stockholders of any Constituent Corporation shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of SPR Inc. to be effected by the Merger, or (3) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of any shares of common stock of such Constituent Corporation.





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         IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused these presents to be executed by the President and Secretary of each party hereto as the respective act, deed and agreement of each of said corporations, on this 31st day of October, 1996.

SPR INC.





By:  /s/ Robert M. Figliulo
    ----------------------------
     Robert M. Figliulo
     Its:  President



By:  /s/ David A Figliulo
   -------------------------------
     David A Figliulo
     Its:  Secretary





CONSULTING ACQUISITION, INC.               SYSTEMS AND PROGRAMMING
                                           RESOURCES, INC.



By:  /s/ Eugene Figliulo                   By:  /s/ James Figliulo
    --------------------                        ----------------------
     Eugene Figliulo                            James Figliulo
     Its:  President                            Its:  President



By: /s/ James Figliulo                      By: /s/ James Figliulo
    ----------------------                     -----------------------
     James Figliulo                             James Figliulo
     Its:  Secretary                            Its:  Secretary







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